EXHIBIT 21.1

List of Subsidiaries:

MariMed Advisors Inc. (formed in Massachusetts)

Mia Development LLC (formed in Massachusetts)

Mari Holdings IL LLC (formed in Massachusetts)

Mari Holdings MD LLC (formed in Massachusetts)

Mari Holdings NJ LLC (formed in New Jersey)

Mari Holdings NV LLC (formed in Massachusetts)

Mari Holdings Metropolis LLC (formed in Massachusetts)

Mari Holdings Mt. Vernon LLC (formed in Massachusetts)

Mari Mfg LLC (formed in New Jersey)

Hartwell Realty Holdings LLC (formed in Massachusetts)

iRollie LLC (formed in Massachusetts)

ARL Healthcare Inc. (formed in Massachusetts)

KPG of Anna LLC (formed in Illinois)

KPG of Harrisburg LLC (formed in Illinois)

MariMed OH LLC (formed in Ohio)

MariMed Hemp Inc. (formed in Delaware)

MediTaurus LLC (formed in Delaware)